UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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NIKE, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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To Our Shareholders:
You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Thursday, September 19, 2013, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.
The meeting will consist of a brief presentation followed by the business items listed on the attached notice.
Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.
Sincerely,

Philip H. Knight
Chairman of the Board
July 29, 2013

Notice of Annual Meeting of Shareholders

September 19, 2013

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Thursday, September 19, 2013, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.     To elect a Board of Directors for the ensuing year.

2.     To approve executive compensation by an advisory vote.

3.     To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

4.     To consider a shareholder proposal regarding political contributions disclosure.

5.     To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 19, 2013, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy or voter instruction card or meeting notice for admission.

By Order of the Board of Directors,

John F. Coburn III Vice President and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on September 19, 2013. The proxy statement and NIKE, Inc.'s 2013 Annual Report to Shareholders is available electronically at www.investorvote.com or www.proxyvote.com, for registered and beneficial owners, respectively.

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

CORPORATE GOVERNANCE
Proxy Statement

Proxy Statement

We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. The Company expects to provide notice and electronic delivery of this proxy statement and the enclosed proxy to shareholders on or about August 8, 2013. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to these materials electronically unless you elect otherwise.

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 19, 2013, and at any adjournment thereof (the “Annual Meeting”). Shareholders may submit a proxy over the Internet to vote at the annual meeting by following the instructions on the proxy card.

The Company will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in such proxies. Where no instructions are given, shares will be voted “FOR” the election of each of the named nominees for director (Proposal No. 1), “FOR” the proposal regarding an advisory vote to approve executive compensation (Proposal No. 2), “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm (Proposal No. 3), and “AGAINST” the shareholder proposal regarding political contributions disclosure (Proposal No. 4).

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Vice President and Corporate Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

Voting Securities

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”) at the close of business on July 19, 2013 will be entitled to vote at the Annual Meeting. On that date, 177,957,876 shares of Class A Stock and 712,394,590 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights. All share and per-share amounts in this proxy statement have been adjusted to reflect the two-for-one stock split of the Class A Stock and the Class B Stock effected on December 24, 2012 in the form of a 100 percent common stock dividend.
Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal No. 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect nine directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposal Nos. 2, 3, and 4.

CORPORATE GOVERNANCE
Board of Directors

The Board of Directors is currently composed of nine independent directors, one outside director who is not independent, Philip H. Knight, Chairman of the Board, and Mark G. Parker, President and Chief Executive Officer. There were five meetings of the Board of Directors during the last fiscal year. During the fiscal year ended May 31, 2013, each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all current directors attended the 2012 Annual Meeting.

Board Committees

The Board’s current standing committees are an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility Committee and an Executive Committee. The Board may also appoint other committees from time to time. Each standing committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s website (http://investors.nikeinc.com) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453.
The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling conflicts make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2013, but took actions from time to time pursuant to written consent resolutions.

NIKE, INC.•2013 Notice of Annual Meeting 1

CORPORATE GOVERNANCE
Board of Directors

The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and the Company’s policies concerning financial reporting and business practices. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the New York Stock Exchange (the “NYSE”) listing standards and applicable regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the SEC.
The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. The Company’s written policy requires the Nominating and Corporate Governance Committee to review any transaction or proposed transaction with a related person that would be required to be reported under Item 404(a) of Regulation S-K, and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the NYSE listing standards.
The Finance Committee considers long-term financing options and needs of the Company, long-range tax, financial regulatory and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments.
The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors.
The Compensation Committee oversees the performance evaluation of the Chief Executive Officer and our other Named Executive Officers, and recommends their compensation for approval by the independent members of the Board of Directors. The Compensation Committee also grants equity incentive awards under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Committee also makes recommendations to the Board regarding other executive incentive compensation arrangements and profit sharing plan contributions. The Board has determined that each member of the Compensation Committee meets all applicable independence requirements under the NYSE listing standards.

The table below provides information regarding membership of each standing Board committee as of May 31, 2013 and meetings held during fiscal 2013:

Director Name	Audit	Compensation	Nominating and Corporate Governance	Corporate Responsibility	Finance	Executive
Elizabeth J. Comstock		✓			✓
John G. Connors	✓				✓
Timothy D. Cook		Chair	✓
Alan B. Graf, Jr.	Chair		Chair
Douglas G. Houser			✓	✓		✓
Philip H. Knight						Chair
John C. Lechleiter		✓		✓
Mark G. Parker						✓
Johnathan A. Rodgers		✓		✓
Orin C. Smith	✓				Chair
John R. Thompson, Jr.				✓
Phyllis M. Wise			✓	Chair
Meetings in Fiscal 2013	13	6	4	5	6	—

Director Independence

Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board affirmatively determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors have no material relationship with the Company and, therefore, are independent, except for Messrs. Knight, Parker, and Thompson. Mr. Knight and Mr. Parker are executive officers of the Company. Mr. Thompson is not independent pursuant to NYSE rules, because the Company has a contract with his son, who is the head basketball coach at Georgetown University, to provide endorsement and consulting services to the Company, under which the Company paid to him more than $120,000 during the twelve-month period ending August 31, 2012. Mr. Thompson's son was paid $107,500 for services, product, and travel during fiscal 2013.

CORPORATE GOVERNANCE
Board of Directors

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.
The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our website: http://investors.nikeinc.com. As provided in these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of, other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities.
The Nominating and Corporate Governance Committee identifies qualified potential candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board has no policy regarding Board member diversity, the Nominating and Corporate Governance Committee considers and discusses diversity in selecting director nominees and in the re-nomination of an incumbent director. The Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry experience, among others. The Board believes that a variety and balance of perspectives on the Board can result in more thoughtful deliberations.
In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full Committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either appoint a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.
Directors first elected after the 1993 fiscal year must retire by the age of 72.

Shareholder Communications with Directors

Shareholders or interested parties desiring to communicate directly with the Board of Directors, with the non-management directors or with any individual director may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Board Leadership Structure

NIKE’s governance documents provide the Board with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. In 2004, the Board of Directors chose to separate the position of Chairman of the Board from the position of President and Chief Executive Officer (“CEO”), although this is not a permanent policy of the Board. The Chairman, Mr. Knight, presides over meetings of the Board of Directors and shareholders. The CEO, Mr. Parker, is in charge of the general supervision, direction, and control of the business and affairs of the Company, subject to the overall direction and supervision of the Board of Directors and its committees.
The Board believes this leadership structure is appropriate for the Company because it separates the leadership of the Board from the duties of day-to-day leadership of the Company. In particular, it permits Mr. Parker to focus his full time and attention to the business, the supervision of which has become increasingly complex as the Company has grown. In addition, the structure permits Mr. Knight to direct his attention to the broad strategic issues considered by the Board of Directors. Further, with his significant Company experience and ownership of Common Stock, Mr. Knight is particularly well-suited as Chairman, helping to align the Board with the interests of shareholders.
The chairs of Board committees play an active role in the leadership structure of the Board. The Nominating and Corporate Governance Committee and the Board endeavor to select independent committee chairs who will provide strong leadership to guide the important work of the Board committees. Committee chairs work with senior executives to ensure that committees are discussing the key strategic risks and opportunities for the Company.
The Nominating and Corporate Governance Committee has determined that given the separation of the positions of Chairman and CEO, and the strong leadership of experienced chairs of each of the Board committees, a lead director would not improve the effectiveness of the Board at this time. A presiding director is appointed to chair executive sessions of non-management directors (consisting of all directors other than Mr. Knight and Mr. Parker). The position of presiding director is rotated among the chairs of the various Board committees, other than the Executive Committee. The current presiding director at the executive sessions is Dr. Wise. Executive sessions are regularly scheduled and held at least once each year. For all of these reasons, the Board believes this leadership structure is optimal and has worked well for many years.

NIKE, INC.•2013 Notice of Annual Meeting 3

CORPORATE GOVERNANCE
Board of Directors

The Board’s Role in Risk Oversight

While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board of Directors takes an active role in the oversight of the management of critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of NIKE’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its strategic objectives.
The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. While the Audit Committee is responsible for oversight of management’s risk management policies, oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in the committee charters. In particular:

•
The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, and legal matters. The Committee oversees the internal audit function, reviews a risk-based plan of internal audits, and reviews a risk-based integrated audit of internal controls over financial reporting. The Committee meets separately with the Vice President of Corporate Audit, representatives of the independent external auditor, and senior management.

•	The Compensation Committee oversees risks and rewards associated with the Company’s compensation philosophy and programs, executive succession plans, and executive development.

•
The Nominating and Corporate Governance Committee oversees risks associated with company governance, including NIKE’s code of business conduct and ethics, compliance programs, and the structure and performance of the Board and its committees.

•
The Finance Committee oversees financial matters and risks relating to budgeting, investments, access to capital, capital deployment, acquisitions and divestitures, financial risk management (including foreign exchange and interest rate risk), financial regulation, and significant capital projects.

•
The Corporate Responsibility Committee oversees issues that involve reputational risk to the Company, including community engagement, manufacturing health and safety, environmental sustainability, and diversity.

Each committee chair works with the senior executive assigned to assist the committee to develop agendas for the year and for each meeting, paying particular attention to areas of business risk identified by management, Board members, internal and external auditors, and in their committee charter, and to schedule agenda topics, presentations, and discussions periodically regarding business risks within their area of responsibility. At meetings, the committees discuss areas of business risk, the potential related impacts, and management’s initiatives to manage business risk, often within the context of important business decisions. Through this process key business risk areas are reviewed at appropriate times, with some topics reviewed on several occasions throughout the year. At every Board meeting the chair of each committee reports to the full Board its discussions and actions, including those affecting the oversight of various risks.
The Company believes that its leadership structure, discussed in detail above, supports the risk oversight function of the Board. Strong directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s website (http://investors.nikeinc.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to all of the Company’s employees and directors, including our chief executive officer, senior financial officers, and all other officers. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s website: http://investors.nikeinc.com.

Proposal 1	Election of Directors

A Board of 12 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2012 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.
Alan B. Graf, Jr., John C. Lechleiter, and Phyllis M. Wise are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board of Directors for election by the holders of Class A Stock.
Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.
The Bylaws and the Corporate Governance Guidelines of the Company provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

CORPORATE GOVERNANCE

Background information on the nominees as of July 19, 2013, including some of the attributes that led to their selection, appears below. The Nominating and Corporate Governance Committee has determined that each director meets the qualification standards described in the section entitled “Director Nominations” above. In addition, the Board firmly believes that the experience, attributes, and skills of any single director should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Nominees for Election by Class A Shareholders

Elizabeth J. Comstock

Ms. Comstock, 52, a director since 2011, is Senior Vice President and Chief Marketing Officer of General Electric Company (“GE”). Ms. Comstock oversees GE sales, GE ventures equity investing and internal start-up programs, sales and licensing. At GE, she was appointed Vice President, Communications, NBC News Communications in 1994, Senior Vice President, NBC Corporate Communications in 1996, Vice President of Corporate Communications in 1998, Corporate Vice President and Chief Marketing Officer in 2003, President, NBC Universal Integrated Media in 2006, and Senior Vice President and Chief Marketing Officer in 2008. Prior to joining GE in 1994, Ms. Comstock held a succession of positions at NBC, CBS, and Turner Broadcasting. Ms. Comstock is a trustee of the Smithsonian’s Cooper-Hewitt National Design Museum. Ms. Comstock was selected to serve on the Board because her broad experience in, and understanding of, media, marketing and innovation aligns well with the Company’s business model, which involves a great deal of each.

John G. Connors

Mr. Connors, 54, a director since 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Vice President, Worldwide Enterprise Group in 1999, and Chief Information Officer from 1996 to 1999. Mr. Connors is currently a member of the Board of Directors of Scout Analytics Inc., OpsCode, Inc., Motif Investing, Inc., FiREapps, Inc., Xamarin, Inc., DataSphere Technologies, Inc., Splunk, Inc., Tier 3, Inc., the Washington Policy Center, and the University of Washington Tyee Club. Mr. Connors was selected to serve on the Board because his experience and skills in accounting, financial leadership, venture capital, technology, and international operations enable him to make valuable contributions to NIKE’s Audit Committee and Finance Committee.

Timothy D. Cook

Mr. Cook, 52, a director since 2005, is the Chief Executive Officer of Apple Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations, also served as its Executive Vice President, Worldwide Sales and Operations and its Chief Operating Officer. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Prior to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment. Mr. Cook is currently a member of the Board of Directors of the National Football Foundation and Apple Inc. Mr. Cook was selected to serve on the Board because his operational executive experience and his knowledge of technology, marketing, and international business allow him to provide the Board with valuable perspectives and insights.

NIKE, INC.•2013 Notice of Annual Meeting 5

CORPORATE GOVERNANCE
PROPOSAL 1

Douglas G. Houser

Mr. Houser, 78, a director since 1970, has been a partner and Senior Counsel in the Portland, Oregon, law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a Life Trustee of Willamette University, a Fellow in the American College of Trial Lawyers, has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association, and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers, and the National Judicial College Foundation Board. Mr. Houser was selected to serve on the Board because his knowledge of NIKE and its Board, together with his experience as a principal of a significant law firm, allow him to provide beneficial contributions regarding legal issues, corporate responsibility, and board governance.

Philip H. Knight

Mr. Knight, 75, a director since 1968, is Chairman of the Board of Directors of NIKE, Inc. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to December 2004. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University. Mr. Knight led NIKE from a small partnership founded on a handshake to the world’s largest athletic footwear, apparel, and equipment company. He has extensive knowledge of and experience in Company operations, sports marketing, manufacturing, management, accounting, and financial matters, which make him uniquely qualified to serve as Chairman of the Board.

Mark G. Parker

Mr. Parker, 57, has been President and Chief Executive Officer and a director since 2006. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001. He has extensive knowledge and experience of Company operations, sports marketing, manufacturing, research, design, development, and management, and is an effective leader of NIKE. His position as Chief Executive Officer makes his participation on the Board critical.

CORPORATE GOVERNANCE

Johnathan A. Rodgers

Mr. Rodgers, 67, a director since 2006, retired as the President and Chief Executive Officer of TV One, LLC in July 2011. Prior to joining TV One, LLC in March 2003, Mr. Rodgers was President, Discovery Networks US for Discovery Communications, Inc. from 1996 to 2003. Prior to his work at Discovery Communications, Mr. Rodgers had a 20-year career at CBS, Inc. where he held a variety of executive positions, including President, CBS Television Stations. Mr. Rodgers is currently a member of the Board of Directors of Procter & Gamble Company, Comcast Corporation and a Trustee of the University of California — Berkeley. Mr. Rodgers was selected to serve on the Board because his experience and knowledge in media, broadcasting, and telecommunications, his skills in executive leadership, and knowledge of multicultural media allow him to provide valuable insights to the Board regarding corporate responsibility, diversity, compensation, and marketing.

Orin C. Smith

Mr. Smith, 71, a director since 2004, was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. He was later the Executive Vice President and Chief Financial Officer of two transportation companies. Between these assignments, he was Chief Policy and Finance Officer in the administrations of two Washington State Governors. Mr. Smith is currently the independent Lead Director of the Board of Directors of The Walt Disney Company and serves on the Board of Regents of the University of Washington. Mr. Smith was selected to serve on the Board because his experience and skills in accounting, financial leadership, marketing, international and retail operations enable him to make valuable contributions to NIKE’s Audit Committee and Finance Committee.

John R. Thompson, Jr.

Mr. Thompson, 71, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He hosted a sports radio talk show in Washington, D.C. for 13 years, and he is a nationally broadcast sports analyst for Turner Network Television (TNT) and Dial Global, Inc. He serves as Assistant to the President of Georgetown University for Urban Affairs, and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors. Mr. Thompson has honorary doctorate degrees from Wheeling Jesuit University, Georgetown University, University of the District of Columbia, and St. Peter's College. Mr. Thompson was selected to serve on the Board because his extensive experience and knowledge of education, college and professional sports, media, broadcasting, and knowledge of urban issues allow him to provide valuable insights to the Board regarding sports marketing, corporate responsibility,and diversity.

NIKE, INC.•2013 Notice of Annual Meeting 7

CORPORATE GOVERNANCE
PROPOSAL 1

Nominees for Election by Class B Shareholders

Alan B. Graf, Jr.

Mr. Graf, 59, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He previously served on the boards of directors of Kimball International Inc., Storage USA, Inc. and Arkwright Mutual Insurance Co., and he is currently a director of Mid-America Apartment Communities, Inc. Mr. Graf was selected to serve on the Board because his experience and skills in auditing, accounting, financial management, and international operations enable him to effectively lead NIKE’s Audit Committee, serving as its Chair and financial expert.
John C. Lechleiter

Dr. Lechleiter, 59, a director since 2009, is Chairman of the Board, President, and Chief Executive Officer of Eli Lilly and Company (“Lilly”). He has served as President and Chief Executive Officer since April 1, 2008. He has been a member of Lilly’s board of directors since 2005 and was named Chairman on January 1, 2009. Dr. Lechleiter began work at Lilly as a senior organic chemist in Lilly’s process research and development division in 1979. He is a member of the American Chemical Society and Business Roundtable. He serves on the boards of Pharmaceutical Research and Manufacturers of America (PhRMA), United Way Worldwide, Xavier University, the Life Sciences Foundation, and the Central Indiana Corporate Partnership. Dr. Lechleiter was selected to serve on NIKE’s Board because his operational executive experience and his knowledge of science, marketing, management, and international business allow him to provide the Board with significant contributions in those strategic areas.

Phyllis M. Wise

Dr. Wise, 68, a director since 2009, is Chancellor of the University of Illinois, at Urbana-Champaign. She joined the University of Maryland School of Medicine as an assistant professor in 1976, was appointed associate professor in 1982, and professor in 1987. Dr. Wise was appointed a professor and chair of the department of physiology at the University of Kentucky in 1993, and was appointed dean of the division of biological sciences and distinguished professor of neurobiology at the University of California-Davis in 2002. In 2005, she was appointed Provost and Vice President for Academic Affairs at the University of Washington, and served as Provost and Executive Vice President from 2007 to 2010, and interim President until July 2011, where she was also professor of physiology and biophysics, biology, and obstetrics and gynecology. During her tenure, she led the establishment of the College of the Environment, the mission of which is to provide solutions to developing a sustainable healthy environment through research and teaching. Dr. Wise has a doctorate in zoology from the University of Michigan and an honorary doctorate from Swarthmore College, and she is an elected member of the Institute of Medicine and the American Academy of Arts and Sciences. Dr. Wise is currently a member of the Board of Directors of RAND Health. Dr. Wise was selected to serve on the Board because her extensive experience in medical science, health, higher education, and societal issues allow her to provide valuable contributions to the Board’s deliberations of strategic importance.

CORPORATE GOVERNANCE

Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3) ($)	Total ($)
Elizabeth J. Comstock	85,000	175,140	—	316	260,456
John G. Connors	90,000	175,140	—	17,342	282,482
Timothy D. Cook	95,000	175,140	—	20,950	291,090
Alan B. Graf, Jr.	115,000	175,140	—	331	290,471
Douglas G. Houser	85,000	200,160	21,694	20,331	327,185
John C. Lechleiter	85,000	175,140	—	20,331	280,471
Johnathan A. Rodgers	85,000	175,140	—	331	260,471
Orin C. Smith	100,000	175,140	—	20,331	295,471
John R. Thompson, Jr.	67,000	175,140	—	22,933	265,073
Phyllis M. Wise	95,000	175,140	—	20,316	290,456

(1)
Represents the grant date fair value of annual director options granted in fiscal 2013 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. On September 20, 2012, each director elected at the 2012 Annual Meeting other than Mr. Houser was granted an option for 7,000 shares with an exercise price of $96.72 per share, which was the closing market price of our Class B Stock on the grant date prior to adjustment for our December 24, 2012 two-for-one stock split. On September 20, 2012, Mr. Houser was granted an option for 8,000 shares with an exercise price of $96.72 per share (on a pre-split basis). The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2013. As of May 31, 2013, non-employee directors held outstanding options for the following numbers of shares of our Class B Stock (on a post-split basis): Ms. Comstock, 38,000; Mr. Connors, 114,000; Mr. Cook, 78,000; Mr. Graf, 110,000; Mr. Houser, 44,000; Dr. Lechleiter, 56,000; Mr. Rodgers, 82,000; Mr. Smith, 130,000; Mr. Thompson, 62,000; and Dr. Wise, 48,000.

(2)
Represents above-market earnings credited during fiscal 2013 to the account of Mr. Houser under our prior Executive Deferred Compensation Plan adopted in 1983 (the “1983 DCP”). While deferrals under the 1983 DCP were discontinued in 1990, earnings have continued to accrue on the 1983 DCP account balances. Under the terms of the 1983 DCP, Mr. Houser received a guaranteed return equal to the current monthly rate of Moody’s seasoned corporate bonds index, plus 4%, which paid an average interest rate of 8.12% in fiscal 2013.

(3)
Includes medical and life insurance premiums paid by us of $22,572 for Mr. Thompson. Also includes matched contributions to charities in the following amounts: Mr. Connors, $17,000, Mr. Cook, $20,000, Mr. Houser, $20,000, Dr. Lechleiter, $20,000, Mr. Smith, $20,000, and Dr. Wise, $20,000. Also includes sample and test products we provided to directors during the fiscal year, the value of which we estimate at $316 for Ms. Comstock and Dr. Wise, $342 for Mr. Connors, $950 for Mr. Cook, $331 for Messrs. Graf, Houser, Rodgers, Smith and Dr. Lechleiter, and $361 for Mr. Thompson, based on our incremental cost.

Director Fees and Arrangements

Effective for fiscal 2013, we changed our standard director compensation program to eliminate fees for meeting attendance and adjust our annual fees and annual option grant. Commencing with fiscal 2013, non-employee directors annually receive:

•	An annual retainer fee at the rate of $85,000 per year (increased from $60,000 for fiscal 2012 concurrently with the elimination of meeting attendance fees).

•
An option to purchase 7,000 shares of our Class B Stock, granted on the date of each annual meeting of shareholders (increased from 6,000 shares for fiscal 2012). The option has a term of ten years and an exercise price equal to the closing market price of our Class B Stock on the grant date. The option becomes exercisable in full on the date of the next annual meeting of shareholders.

•	For chairs of board committees (other than the Executive Committee), an annual fee at the rate of $10,000 for each committee chaired ($15,000 for the chair of the Audit Committee).

•	For Audit Committee members, an additional annual fee at the rate of $5,000 per year (new for fiscal 2013).

•	Payment or reimbursement of travel and other expenses incurred in attending board meetings.

•
Matching charitable contributions under the NIKE Matching Gift Program, under which directors are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate for each director annually.

Ms. Comstock, Messrs. Connors, Cook, Graf, Rodgers and Smith, and Drs. Lechleiter and Wise participate in our standard director compensation program. Mr. Houser also participates in our standard program, except that, in exchange for electing in fiscal 2000 to participate in the standard program when it was first instituted, he receives an annual option to purchase 8,000 shares of our Class B Stock, instead of 7,000 shares.
Mr. Thompson does not participate in our standard director compensation program. Pursuant to his election made in fiscal 2000, Mr. Thompson received an annual retainer fee at the rate of $67,000 per year (instead of the $85,000 annual retainer fee paid under our standard program). Pursuant to his election, Mr. Thompson also received medical insurance and $500,000 of life insurance coverage paid for by us. Additionally, on

NIKE, INC.•2013 Notice of Annual Meeting 9

CORPORATE GOVERNANCE
PROPOSAL 1

the date of each annual meeting of shareholders, Mr. Thompson receives an annual option to purchase 7,000 shares of our Class B Stock on the same terms as apply to the options granted pursuant to our standard program.
Philip H. Knight, as the Chairman of our Board of Directors, is one of our executive officers, but is not a Named Executive Officer. Mr. Knight does not receive any additional compensation for services provided as a director.

Stock Ownership Guidelines for Directors
On June 20, 2013, the Board of Directors adopted stock ownership guidelines for all non-employee directors. Under these guidelines, directors are required to hold NIKE stock valued at five times their annual cash retainer. Current directors are required to attain these ownership levels by June 20, 2018 and new directors within five years of their election to the Board.

Director Participation in Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by us. For a description of the plan, see “Non-Qualified Deferred Compensation in Fiscal 2013” below. In addition, in fiscal 2000, Messrs. Houser and Thompson received credits to a fully vested NIKE stock account under the Deferred Compensation Plan in exchange for their waiver of rights to future payments under a former non-employee director retirement program. The Class B Stock credited to these directors’ accounts is distributed to them upon their retirement from the Board, and the accounts are credited with quarterly dividends until distributed.

CORPORATE GOVERNANCE

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 19, 2013, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the SEC to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Mr. Knight and for all directors and officers as a group. In addition, unless otherwise indicated, all persons named below can be reached at c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
Elizabeth J. Comstock	Class B	24,000	(3)	—
John G. Connors	Class B	112,920	(3)	—
Timothy D. Cook	Class B	64,000	(3)	—
Alan B. Graf, Jr	Class B	148,000	(3)	—
Douglas G. Houser	Class B	359,016	(3)(4)	—
Philip H. Knight	Class A	134,584,968	(5)	75.6%
One Bowerman Drive, Beaverton, Oregon 97005	Class B	134,600,448	(5)	15.8%
John C. Lechleiter	Class B	48,750	(3)	—
Mark G. Parker (6)	Class B	2,681,270	(3)(7)	0.4%
Johnathan A. Rodgers	Class B	68,000	(3)	—
Orin C. Smith	Class B	121,400	(3)	—
John R. Thompson, Jr	Class B	71,628	(3)(4)	—
Phyllis M. Wise	Class B	34,000	(3)	—
Donald W. Blair (6)	Class B	893,568	(3)(7)	0.1%
Charles D. Denson (6)	Class B	2,338,258	(3)(7)	0.3%
Eric D. Sprunk (6)	Class B	672,353	(3)(7)	—
Trevor A. Edwards (6)	Class B	981,394	(3)(7)	0.1%
Sojitz Corporation of America
1211 S.W. 5th Ave, Pacwest Center, Ste. 2220, Portland, OR 97204	Preferred (8)	300,000		100%
The Vanguard Group
100 Vanguard Blvd., Malvern, PA 19355	Class B	37,457,506	(9)	5.2%
BlackRock, Inc
40 East 57th Street, New York, NY 10022	Class B	38,396,884	(10)	5.3%
All directors and executive officers as a group (21 persons)	Class A	134,584,968		75.6%
	Class B	140,057,718	(3)	16.5%

(1)
A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)
These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 19, 2013, the following numbers of shares: 24,000 shares for Ms. Comstock, 100,000 shares for Mr. Connors, 64,000 shares for Mr. Cook, 96,000 shares for Mr. Graf, 28,000 shares for Mr. Houser, 42,000 shares for Dr. Lechleiter, 2,355,000 shares for Mr. Parker, 68,000 shares for Mr. Rodgers, 116,000 shares for Mr. Smith, 48,000 shares for Mr. Thompson, 34,000 shares for Dr. Wise, 752,000 shares for Mr. Blair, 2,000,000 shares for Mr. Denson, 625,000 shares for Mr. Sprunk, 851,000 shares for Mr. Edwards, and 8,445,350 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 20,268 for Mr. Houser, and 15,628 for Mr. Thompson.

(5)
Does not include: (a) 260,896 Class A Stock which is owned by Mr. Knight’s spouse, (b) 37,370,460 Class A Stock held by six grantor annuity trusts for the benefit of Mr. Knight’s children, (c) 2,880,290 Class B Stock held by the Knight Foundation, a charitable foundation in which Mr. Knight and his spouse are directors, (d) 1,791,252 Class B Stock held by Jasper Ridge Strategic Partners, L.P. (f/k/a Oak Hill Strategic Partners, L.P.), a limited partnership in which a company owned by Mr. Knight is a limited partner, and (e) 2,487,608 Class B Stock held by Cardinal Investment Sub I L.P., a limited partnership in which trusts for the benefit of Mr. Knight's child are limited partners. Mr. Knight has disclaimed ownership of all such shares.

NIKE, INC.•2013 Notice of Annual Meeting 11

CORPORATE GOVERNANCE
PROPOSAL 1

(6)	Executive officer listed in the Summary Compensation Table.

(7)
Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Blair, Denson, Sprunk, and Edwards in the amounts of 16,885, 5,704, 21,622, 578 and 8,926 shares, respectively.

(8)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(9)	Information provided as of February 12, 2013 in Schedule 13G filed by the shareholder.

(10)	Information provided as of January 30, 2013 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2013 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that one transaction on January 4, 2012 by Hans van Alebeek and two transactions by Eric Sprunk on November 29, 2011 and December 26, 2012 were reported late due to administrative errors.

Transactions with Related Persons

Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. Mr. Knight reimbursed the Company $960,015 for NIKE’s operating costs related to his personal use of this aircraft during fiscal 2013, determined based on the cost of fuel and other variable costs associated with the flights under FAR 91-501(d).
Pursuant to the terms of a past consulting agreement with the Company, the Company agreed to pay for health and life insurance policies for Howard Slusher, the father of John Slusher, Executive Vice President of Sports Marketing, following expiration of the agreement. During fiscal 2013, the Company paid Howard Slusher $130,427 for health and life insurance premiums.
Three of Mr. Parker’s siblings are employed by the Company in non-executive roles. Bob Parker is a Marketplace Director, and has been employed by the Company for over 29 years; Stephen Parker is the General Manager, China-Converse, and has been employed by the Company for over 25 years; and Ann Parker is an Executive Talent Scout, and has been employed by the Company for over 23 years. During fiscal year 2013, the Company paid aggregate compensation to Bob Parker, Stephen Parker and Ann Parker in the amounts of $439,806, $545,015, $299,425, respectively. The compensation was consistent with compensation paid to other employees holding similar positions, and was composed of salary, bonuses, the grant date fair value of stock options granted during the fiscal year estimated using the Black-Scholes pricing model, profit sharing and matching contributions to Company-sponsored retirement plans.
Mr. Thompson’s son, John Thompson III, is the head basketball coach at Georgetown University, and the Company has a contract with him to provide endorsement and consulting services to the Company through August 2014, with base compensation over the five year term of the contract of $500,000, and up to $80,000 per year of product and other performance incentives.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended May 31, 2013 were Timothy D. Cook, Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers. The Committee is composed solely of independent, non-employee directors. No member of the Compensation Committee has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during the fiscal year ended May 31, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as Named Executive Officers in the Summary Compensation Table on page 24. The Named Executive Officers for fiscal 2013 were:

•	Mark G. Parker, President and Chief Executive Officer

•	Donald W. Blair, Executive Vice President and Chief Financial Officer

•	Charles D. Denson, President, NIKE Brand

•	Eric D. Sprunk, Executive Vice President, Merchandising and Product Management

•	Trevor A. Edwards, Executive Vice President, Global Brand and Category Management.

On June 20, 2013, Mr. Denson announced that he would be retiring on January 3, 2014 after 34 years of exceptional service with the Company. He resigned as President, NIKE Brand effective July 1, 2013. Mr. Denson has played a key role in developing a strong leadership team, which enabled leadership transition as demonstrated by Mr. Edwards' promotion to President, NIKE Brand and Mr. Sprunk's promotion to Chief Operating Officer, in both cases effective July 1, 2013.
The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Timothy D. Cook (Chairman), Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable NYSE listing standards.
Our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder returns. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation.

Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee has continued to employ strong governance practices, including:

We Do	We Don't Do
✓ Base a majority of total compensation on performance and retention incentives
✓ Set annual and long-term incentive targets based on clearly disclosed, objective performance measures
✓ Mitigate undue risk associated with compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy
✓ Require executive officers & non-employee directors to hold NIKE stock through published stock ownership guidelines
✓ Vest equity awards over time to promote retention
✓ Provide double-trigger change-in-control equity acceleration
✓ Require executive officers and directors to obtain pre-approval to pledge NIKE stock
✓ Mitigate potential dilutive effect of equity awards through robust share repurchase program
✓ Conduct annual “say-on-pay” advisory votes

✗ Retirement acceleration for restricted stock or RSUs
✗ Repricing of options without shareholder approval
✗ Hedging transactions or short sales by executive officers or directors
✗ Dividends or dividend equivalents on unearned RSUs
✗ Significant perquisites
✗ Tax gross-ups for perquisites
✗ Pension or supplemental executive retirement plan (SERP)
✗ Employment contracts
✗ Cash-based change-in-control benefits
✗ Excise tax gross-ups upon change of control

Consideration of Say-on-Pay Vote Results
The non-binding advisory proposal regarding compensation of the Named Executive Officers submitted to shareholders at our 2012 Annual Meeting was approved by over 92% of the votes cast. The Committee believes this favorable outcome conveyed our shareholders' support of our executive compensation program and the Committee's decisions. After considering the shareholder vote and other factors in its annual review of our total executive compensation programs, the Committee made no material changes in the structure of our compensation programs. The Committee will continue to consider the outcome of the Company's say-on-pay votes when conducting its regular practice of evaluating the program and making future compensation decisions for the Named Executive Officers.

NIKE, INC.•2013 Notice of Annual Meeting 13

COMPENSATION DISCUSSION AND ANALYSIS

Financial Highlights under Incentive Plans
NIKE delivered strong performance in fiscal 2013. In May 2012, NIKE announced its intention to divest of the Cole Haan and Umbro businesses. As a result, the measures below vary from NIKE's comparable publicly reported financial results from continuing operations. These results have been adjusted appropriately to account for the divestitures of the businesses as described in the footnotes to the charts below and in “Elements of our Compensation Program.” The charts below set forth certain key financial results that were used in determining payouts under our incentive compensation plans for fiscal 2013.

1 For purposes of the fiscal 2011-2013 long-term incentive award payout, fiscal 2013 revenue is adjusted to extrapolate Cole Haan and Umbro revenues through the divestiture dates of February 1, 2013 and November 30, 2012, respectively, for the full fiscal year. Fiscal 2013 EPS is adjusted to extrapolate Cole Haan and Umbro operating income through the respective divestiture dates for the full fiscal year. Fiscal 2013 also excludes divestiture-related charges and gains. All periods restated to reflect December 24, 2012 two-for-one stock split.
2 For purposes of the fiscal 2013 annual incentive award payout, fiscal 2012 and 2013 exclude all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and any amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE.

Executive Compensation Highlights
The total compensation for each of the Named Executive Officers is shown in the Summary Compensation Table on page 24 While we describe executive compensation in greater detail throughout this Compensation Discussion and Analysis, actions the Committee took in fiscal 2013 are highlighted below:

•	Base Salary. Base salaries remained the same, except in the case of Messrs. Sprunk and Edwards, who received merit increases of 5.6%.

•	Performance-Based Annual Incentive Plan. Target awards remained the same. For fiscal 2013, the payout was 107% of target.

•
Performance-Based Long-Term Incentive Plan. Mr. Parker's target award for the fiscal 2013-2015 performance period was increased to $3,500,000. Target awards for the other Named Executive Officers remained the same. For the fiscal 2011-2013 performance period, the payout was 147% of target.

•
Stock Options. Mr. Parker was granted an option for 330,000 shares. Mr. Denson received an option for 240,000 shares and Messrs. Blair, Sprunk, and Edwards each received an option of 120,000 shares (as adjusted for the December 24, 2012 two-for-one stock split). Each award vests equally over four years.

•
Restricted Stock. Mr. Parker received an award in the amount of $3,500,000. Messrs. Blair, Sprunk, and Edwards each received an award in the amount of $625,000. Mr. Denson received an award in the amount of $5,000,000 in recognition of his key role in leadership transition and his critical role in driving the company's growth strategy. Each award vests equally over three years.

•
Restricted Stock Units. Messrs. Blair, Sprunk, and Edwards received restricted stock unit (“RSU”) retention awards in the amount of $3,000,000 for Mr. Blair and $5,000,000 for Messrs. Sprunk and Edwards. These awards are intended to further promote retention of key leaders and are scheduled to vest in full on the third anniversary of the grant date for Mr. Blair and on the fifth anniversary of the grant date for Messrs. Sprunk and Edwards. The awards have no value to the recipients unless they remain employed with the Company for the full vesting period.

•	Peer Group. Added J.C. Penney, Kimberly-Clark, and Time Warner and removed Apple from our peer group.

•
Stock Ownership Guidelines. On June 20, 2013, the Board of Directors adopted stock ownership guidelines for executive officers and non-employee directors to further align their long-term interests with those of our shareholders.

Operation of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) evaluates the performance of the CEO against goals and objectives set by the Committee, and based on the evaluation, recommends the CEO's compensation to the independent members of the Board of Directors. Subject to the approval of the independent members of the Board of Directors, the Committee also determines the compensation of our other Named Executive Officers. The Committee also oversees the performance evaluation of those officers and the administration of our

COMPENSATION DISCUSSION AND ANALYSIS

executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is comprised of Timothy D. Cook (Chairman), Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable NYSE listing standards. The Committee operates pursuant to a written charter that is available on our website at: http://investors.nikeinc.com.
Each year, the Committee reviews our executive total compensation programs to ensure they continue to reflect the Committee's commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. The programs have been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short-and long-term financial performance to maximize shareholder value, and to be externally competitive to attract and retain outstanding and diverse executive talent. In conducting its annual review, the Committee considers information provided by our human resources staff. Our human resources staff retains independent compensation consulting firms to provide surveys and reports containing competitive market data. These consultants do not formulate executive compensation strategies for NIKE or recommend individual executive compensation. The human resources staff uses the surveys and reports to make recommendations to the Committee concerning executive compensation. The Committee has the authority, in its sole discretion, to retain compensation consultants to assist the Committee in evaluating the compensation of executive officers, but chose to not retain any such consultants in fiscal 2013. The Committee relies on its collective experience and judgment along with the recommendations prepared by our human resources staff to set executive compensation.

Use of Market Survey Data

To help establish competitive ranges of base salary, incentive compensation opportunities, and target total compensation for the purpose of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Aon Hewitt Associates and Towers Watson. We consider market survey data from a peer group of companies which have similar revenue size, have similar products or markets, or reflect the companies with which we compete for executive talent. In addition, we consider market data across many industries focusing on companies with revenues of $10 billion or more.
In February 2012, we conducted our periodic review of our peer group. In reviewing the factors described above, we determined that for purposes of setting executive compensation in fiscal 2013, the peer group should be refined to include J.C. Penney Company Inc., Kimberly-Clark Corporation and Time Warner Inc., and to remove Apple Inc. The fiscal 2013 peer group was:

NIKE, INC.•2013 Notice of Annual Meeting 15

COMPENSATION DISCUSSION AND ANALYSIS

Company	Reported Fiscal Year	Revenue (in millions)
The Coca-Cola Company	12/12	$48,017.0
Colgate-Palmolive Company	12/12	17,085.0
FedEx Corp.	05/13	44,287.0
Gap Inc.	01/13	15,651.0
General Mills Inc.	05/13	17,774.1
Google Inc.	12/12	50,175.0
J.C. Penny Company Inc.*	01/13	12,985.0
Kellogg Co.	12/12	14,197.0
Kimberly-Clark Corporation*	12/12	21,063.0
Limited Brands Inc.	01/13	10,459.0
Macy’s, Inc.	01/13	27,686.0
McDonald’s Corporation	12/12	27,567.0
PepsiCo, Inc.	12/12	65,492.0
Starbucks Corp.	09/12	13,299.5
Time Warner Inc.*	12/12	28,729.0
The Walt Disney Company	09/12	42,278.0
* Represents company added to peer group
The surveys that our human resources staff reviews show percentile compensation levels for various executive positions with comparable job responsibilities. The staff also analyzes market data regarding compensation mix among base salary, annual incentive and long-term incentives such as performance-based cash awards, stock options, restricted stock and restricted stock unit awards. The Committee reviews this mix analysis when evaluating the separate compensation elements for each executive. The Committee does not endeavor to set executive compensation at or near any particular percentile, and it considers target total compensation to be competitive if it is generally within the 50th to 75th percentiles. Market data is one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual's performance, expectations regarding the individual's future potential contributions, succession planning and retention strategies, budget considerations, and our performance.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Elements of Our Compensation Program

As noted in the Executive Summary, our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder returns. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation. Our program consists of the following elements:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and future potential

•	Annual performance-based incentive cash bonus based on Company financial results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of performance-based cash incentives and equity, including:

◦	Performance-based long-term incentive cash awards based on Company financial results to encourage attainment of long-term financial objectives

◦	Stock options to align the interests of executives with those of shareholders

◦	Restricted stock awards and restricted stock unit retention awards to provide incentives consistent with shareholder returns, and to provide strong retention incentives

•	Benefits

◦	Profit sharing contributions to defined contribution retirement plans

◦	Post-termination payments under non-competition or employment agreements
In determining the award levels for each of the elements in our total compensation program, our philosophy is to "pay for performance." As a result, we place relatively greater emphasis on the incentive components of compensation (annual incentive award, long-term incentive award, and stock options) to align the interests of our executives with shareholders, and motivate them to maximize shareholder returns. This is balanced with retention incentives provided by base salary, restricted stock awards, and restricted stock unit awards.
We look to the experience and judgment of the Committee to determine what it believes to be the appropriate target compensation mix for each Named Executive Officer. We do not apply fixed ratios or formulae, or rely solely on market data or quantitative measures. In allocating compensation among the various elements, the Committee considers market data, Company performance and budget, the impact of the executive's position in the Company, individual past performance, expectations for future performance, experience in the position, any anticipated increase in the individual's responsibilities, internal pay equity for comparable positions, and retention incentives for succession planning.
As shown in the charts below, incentive components (including restricted stock) accounted for 89% of the CEO's target compensation and approximately 83% of the other Named Executive Officers' target compensation in fiscal 2013. For purposes of this analysis, RSU retention awards, which were granted to certain of the Named Executive Officers other than the CEO in fiscal 2013, are excluded to reflect the compensation mix targeted by the Committee on an annual basis.

NIKE, INC.•2013 Notice of Annual Meeting 17

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Our Compensation Program

Base Salary

When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff considers the individual's performance in the prior year, expectations regarding the individual's future performance, experience in the position, any anticipated increase in the individual's responsibilities, internal pay equity for comparable positions, succession planning strategies, our annual salary budget, other elements of the individual's compensation, and the market data described in “Use of Market Survey Data.” The Committee reviews these factors each year and adjusts base salary levels to ensure that we are appropriately rewarding performance.
The Committee generally reviews base salaries of the Named Executive Officers annually based on a review of individual performance at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the salary review in June 2012, the Committee decided to maintain the base salaries for Messrs. Parker, Blair, and Denson at $1,550,000, $850,000, $1,320,000, respectively, based on its determination that the base salaries were appropriately aligned with comparable positions in the market. The Committee decided to increase the base salaries for Messrs. Sprunk and Edwards 5.6% from $885,000 to $935,000 to align their salaries with market and reflect their performance against their individual goals.
In setting a Named Executive Officer's overall compensation package, the Committee places a relatively greater emphasis on the incentive components of compensation described below.

Performance-Based Annual Incentive Bonus

Annual awards are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for awards is simple: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. The PSP for all executives is based 100% on overall corporate performance each year as measured by income before income taxes excluding the effect of any acquisitions, divestitures or accounting changes (“PTI”). Basing our annual incentive award program for all executives on overall corporate performance is intended to foster teamwork and send the message to each executive that his or her role is to help ensure overall organizational success and maximize shareholder returns.
Each year the Committee establishes a PSP target award for each Named Executive Officer based on its judgment of the impact of the position in the Company and what it believes to be competitive against market data as described in “Use of Market Survey Data,” while considering internal pay equity for comparable positions. For fiscal 2013, the Committee maintained the PSP target award percentages set in fiscal 2012. The fiscal 2013 target awards were:

Named Executive Officer	Fiscal 2013 PSP Target Award (% of base salary)
Mr. Parker	150%
Mr. Denson	130%
Mr. Blair	90%
Mr. Sprunk	90%
Mr. Edwards	90%
In May 2012, the Company announced its intention to divest of the Cole Haan and Umbro businesses. As a result, when the Committee established performance goals for the fiscal 2013 PSP in June 2012, it determined that PTI would exclude all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and any amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE. The table below summarizes the fiscal 2013 PSP performance goals. NIKE achieved an adjusted PTI of $3,318 million in fiscal 2013, a 9.6% increase over fiscal 2012 adjusted PTI. This achievement was above the target performance goal established by the Committee. As a result, each executive officer's award was paid out at 107% of the target award.

(Dollars in millions)

Fiscal 2013 PSP Performance Goal	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout	Actual Performance	Actual % Payout
PTI[1]	$3,019[2]	50%	$3,282[3]	100%	$3,545[4]	150%	$3,318	107% [5]
__________________________________________________________
1 For purposes of the fiscal 2013 annual incentive award payout, fiscal 2012 and 2013 exclude all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and all amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE.
2 Threshold payout approximates adjusted PTI for fiscal 2012. For threshold, target, and maximum award payouts, increases over fiscal 2012 adjusted PTI results are not uniform percentages, but were established by the Committee based on its evaluation of our business plan and prospects for the year.
3 Target payout represents 8.5% increase above fiscal 2012 adjusted PTI.
4 Maximum payout represents 17.2% increase above fiscal 2012 adjusted PTI.
5 Prorated for performance between payout levels.

COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Long-Term Incentive Plan

The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the performance-based annual incentive, the LTIP follows our “pay for performance” philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program focuses executives on overall, long-term financial performance, and is intended to reward them for delivering revenue growth and diluted earnings per share (“EPS”) growth over a three-year performance period. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal years for all executives under the LTIP. LTIP measures for all executives are based 50% on cumulative revenues for the three-year performance period and 50% on cumulative EPS for the period, in each case excluding generally the effect of acquisitions, divestitures and accounting changes.
During the compensation review in June 2012, the Committee approved LTIP target awards for all Named Executive Officers for the fiscal 2013-2015 performance period. The Committee set these targets based on its judgment of what it believes to be a desirable mix of long-term compensation, the impact of the position in the Company, and what it finds to be competitive against market data as described in “Use of Market Survey Data,” while maintaining internal pay equity for comparable positions. For the fiscal 2013-2015 performance period, the Committee increased Mr. Parker's target award from $3,000,000 to $3,500,000, reflecting the Committee's desire to have a higher portion of his compensation dependent on achievement of long-term growth measures. The target awards for the other Named Executive Officers remained at the same levels approved each year since 2008. The target awards for the fiscal 2013-2015 performance period are:

Named Executive Officer	Fiscal 2013-2015 LTIP Award Target ($)
Mr. Parker	$3,500,000
Mr. Denson	1,500,000
Mr. Blair	500,000
Mr. Sprunk	500,000
Mr. Edwards	500,000
In May 2012, the Company announced its intention to divest of the Cole Haan and Umbro businesses. As a result, when the Committee established measures for the fiscal 2013-2015 LTIP in June 2012, it determined that revenues and EPS should exclude all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and any amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE. The Committee considered our long-term financial goals of high single-digit revenue growth and mid-teens EPS growth in setting the performance goals for the target award payout level. The total payout percentage will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively. Payout below the threshold payout level may occur if either the revenue or EPS related percentage achievement is less than 50%. If both revenue and EPS fall below the threshold level, there is no payment. The table below summarizes the fiscal 2013-2015 LTIP performance goals.
(Dollars in millions, except per share data)

Fiscal 2013-2015 Performance Goals[1]	Threshold Performance[2]	Threshold % Payout	Target Performance[3]	Target % Payout	Maximum Performance[4]	Maximum % Payout
Revenue	$78,733	50%	$81,801	100%	$88,176	200%
EPS	$8.575	50%	$9.24	100%	$10.67	200%
__________________________________________________________
1 Exclude all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and all amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE. EPS goals reflect December 24, 2012 two-for-one stock split.
2 Threshold payout for revenue requires cumulative revenue corresponding to a 6% compound annual growth rate (“CAGR”) from fiscal 2012 adjusted revenue of $23,331 million. Threshold payout for EPS requires cumulative EPS corresponding to a 9% CAGR from fiscal 2012 adjusted EPS of $2.40.
3 Target revenue payout requires an 8% CAGR and target EPS payout requires a 13% CAGR.
4 Maximum revenue payout requires a 12% CAGR and maximum EPS payout requires a 21% CAGR.

NIKE, INC.•2013 Notice of Annual Meeting 19

COMPENSATION DISCUSSION AND ANALYSIS

Our executive officers were eligible to receive LTIP award payouts based on performance targets set in June 2010 covering the fiscal 2011-13 performance period. For LTIP measures established prior to fiscal 2013, award terms provide for the extrapolation of divested business results for the post-divestiture portion of the related performance period, as well as the exclusion of divestiture-related charges or gains. In June 2013, the Committee determined a payout of 147% under these awards was earned based on the average of the payout percentages for cumulative adjusted revenues and cumulative adjusted EPS for the performance period shown in the table below:
(Dollars in millions, except per share data)

Fiscal 2011-2013 Performance Goals	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout	Actual Performance	Actual % Payout
Revenue	$63,305	50%	$66,665	100%	$71,196	200%	$71,079 [1]	197%
EPS	$6.725	50%	$7.275	100%	$8.185	200%	$7.235 [2]	96%
							Total Payout	147%
1 Cumulative revenues for fiscal 2011, fiscal 2012 and fiscal 2013. Fiscal 2013 revenue is adjusted to extrapolate Cole Haan and Umbro revenues through the divestiture dates of February 1, 2013 and November 30, 2012, respectively, for the full fiscal year.
2 Cumulative EPS for fiscal 2011, fiscal 2012 and fiscal 2013. Fiscal 2013 EPS is adjusted to extrapolate Cole Haan and Umbro operating income through the respective divestiture dates for the full fiscal year. Fiscal 2013 also excludes divestiture-related charges and gains. All periods restated to reflect December 24, 2012 two-for-one stock split.

Stock Options

The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”: executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise. When determining the grants, the Committee generally focuses on the number of shares, while considering the value for accounting purposes. Our approach is based on our desire to carefully control annual share usage and avoid fluctuations in grant levels due to share price changes. The Committee awards stock options to each executive based on its judgment. The Committee considers a number of factors including the individual's performance, management succession, competitive market data as described in “Use of Market Survey Data,” internal pay equity for comparable positions, and a desirable mix of long-term incentives. Our human resources staff periodically tests the reasonableness of our stock option grants against competitive market data and may make recommendations to the Committee. Options are generally granted annually to selected employees, including the Named Executive Officers, in July of each year under our shareholder-approved Stock Incentive Plan. Stock options for fiscal 2013 were granted by the Committee on July 20, 2012 with an exercise price equal to the closing market price of our stock on that date.
In July 2012, the Committee granted options to Mr. Parker for 330,000 shares and to Mr. Denson for 240,000 shares, the same number of split-adjusted stock options granted to each of them in July 2011. Messrs. Blair, Sprunk, and Edwards each received 120,000 shares, an increase of 20,000 shares to each of them from July 2011 (stock-split adjusted).The Committee, in its judgment, set these award levels based on the factors described above.
Options we grant generally vest over a four-year period, and are forfeited if the employee leaves before vesting occurs, to promote executive retention. A standard retirement feature of stock options granted to all employees prior to fiscal 2011 was to accelerate vesting of some or all options for any employee with at least five years of service where the sum of the employee's age plus years of service totaled a minimum of 55, as described in “Potential Payments Upon Termination or Change-in-Control.” Based on their ages and years of service, as of May 31, 2013, Messrs. Parker, Blair, Denson, Sprunk, and Edwards could terminate employment at any time and receive full vesting of their options granted prior to July 2010.
In June 2010, after a review of the Company's succession plans, the Committee and the Board of Directors amended the Stock Incentive Plan for future option grants to remove this accelerated vesting feature, and replaced it with a strengthened provision to encourage employees to delay retirement, thus enhancing retention. Beginning with the July 2010 grants, only those employees with a minimum of five years of service who are age 55 and above at the time of termination of employment will be eligible for the provision. Under the provision, only unvested stock options that have been granted for at least one full year to employees between the ages of 55 to 59 at the time of termination of employment will continue to vest, and may be exercised for up to four years after termination. If an employee is age 60 or older and has at least five years of service at termination, unvested stock options that have been granted for at least one full year will receive accelerated vesting and may be exercised for up to four years after termination. The features related to accelerated vesting are described in “Potential Payments upon Termination or Change-in-Control.” Based on their ages and years of service, as of May 31, 2013, Messrs. Parker, Blair, and Denson could terminate employment at any time and receive continued vesting of their options granted in July 2010 and July 2011.

Restricted Stock Awards

The third component in our long-term portfolio mix is restricted stock awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price, consistent with shareholder returns. Restricted stock awards are generally granted annually to selected employees, including the Named Executive Officers, in July at the same meeting at which stock options are granted under our shareholder-approved Stock Incentive Plan. Awards generally vest in three equal installments on each of the first three anniversaries of the grant date. The awards promote executive retention, as unvested shares held at the time the executive's employment is terminated are forfeited. Award recipients receive dividends on the full number of restricted shares awarded at the same time dividends are paid to others shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

In July 2012, the Committee granted a restricted stock award to Mr. Parker valued at $3,500,000, representing 75,206 shares of our Class B Stock, based on the closing price of our stock on the grant date and as adjusted for the stock split. This was the same value of restricted stock granted to Mr. Parker in July 2011. Mr. Denson received an award valued at $5,000,000, and Messrs. Blair, Sprunk, and Edwards each received an award valued at $625,000. This represented 107,436 shares of our Class B Stock for Mr. Denson, and 13,430 shares of our Class B Stock for each of Messrs. Blair, Sprunk, and Edwards, based on the closing price of our stock on the grant date and as adjusted for the stock split. This was an increase of $2,950,000 for Mr. Denson, an increase of $75,000 for Mr. Blair, and an increase of $25,000 for each of Messrs. Sprunk and Edwards. The Committee, in its judgment, set these award levels based on several factors, including what the Committee believed to be a desirable mix of long-term compensation, their determination of an appropriate weighting of potential future contribution to the Company, retention incentives, and competitive grants based on competitive market data. In the case of Mr. Denson, the Committee granted his award in recognition of his key role in leadership transition and his critical role in driving the company's growth strategy.

Restricted Stock Unit (RSU) Retention Awards

From time to time, the Committee also grants restricted stock units (“RSUs”) that vest based on continued service through a future service date with the Company specifically to further promote retention. These RSU awards accumulate dividend equivalents that are only paid in cash upon full vesting. The awards have no value to the executive unless the executive remains employed with the Company for the full vesting period, and will be canceled if the executive terminates or retires within the vesting period.
On July 20, 2012, the Committee approved a grant of RSUs to Mr. Blair valued at $3,000,000, and grants of RSUs to Messrs. Sprunk and Edwards each valued at $5,000,000. This represented 64,462 RSUs for Mr. Blair and 107,436 RSUs for each of Messrs. Sprunk and Edwards based on the closing price of our Class B Stock on the grant date, as adjusted for the stock split. Mr. Blair's RSUs are scheduled to vest in full on the third anniversary of the grant date and the RSUs awarded to Messrs. Sprunk and Edwards are scheduled to vest in full on the fifth anniversary of the grant date. In determining the award amounts, the Committee considered several factors including the Company's succession and retention strategy, a review of accumulated vested and unvested awards for the recipients, individual performance, and the Committee's business judgment and experience. As these awards are intended as a retention incentive they were viewed by the Committee as compensation over the vesting periods and not solely as compensation for fiscal 2013.

Profit Sharing and Retirement Plans
The NIKE 401(k) Savings and Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 5% of their total eligible compensation. We also make annual profit sharing contributions to the accounts of our employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and annual incentive award for the year. The total profit sharing contribution and the percentage of salary and annual incentive award contributed for each employee is determined each year by the Board of Directors. For fiscal 2013, the Board of Directors approved a profit sharing contribution for each employee equal to 4.02% of the employee's total eligible salary and annual incentive award.
The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and annual incentive award ($250,000 for fiscal 2013) with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and annual incentive award of any employee that exceeds the tax law limit, and for fiscal 2013 these contributions were equal to 4.02% of the total salary and annual incentive award of each Named Executive Officer in excess of $250,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing retirement contributions in the same percentage as our other employees. We do not match executive deferrals to the Deferred Compensation Plan. Executive officer balances in the Deferred Compensation Plan are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company's financial distress such as bankruptcy. Our matching and profit sharing contributions for fiscal 2013 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included in the All Other Compensation column in the Summary Compensation Table on page 24.

Post-termination Payments under Non-competition and/or Employment Agreements

In exchange for non-competition agreements from all of our Named Executive Officers, we have agreed to provide during the non-competition period the monthly payments described in “Potential Payments upon Termination or Change-in-Control,” some of which are at the election of the Company. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

NIKE, INC.•2013 Notice of Annual Meeting 21

Stock Ownership Guidelines
On June 20, 2013, the Board of Directors adopted stock ownership guidelines for executive officers. These guidelines are designed to further align the long-term interests of our executive officers with those of our shareholders. Under the guidelines, the CEO and other executive officers are required to hold NIKE stock valued at the following multiple of their annual base salary:

Position	Ownership Level
Chief Executive Officer	6X Base Salary
Named Executive Officers	3X Base Salary
Other Executive Officers	2X Base Salary
Current executive officers are required to attain these ownership levels by June 20, 2018 and new officers within five years of their appointment.

Hedging and Pledging

The Company's black-out and pre-clearance policy (which supplements our insider trading policy) prohibits directors, executive officers and other designated insiders from engaging in transactions involving hedging, monetization or short sales of NIKE stock, including zero-cost collars and forward sale contracts. The policy also requires directors, executive officers and designated insiders to obtain pre-approval from the Company's Corporate Secretary before pledging NIKE stock. Before granting approval of any pledge, the Corporate Secretary considers the size of the pledge relative to the individual's other holdings, both direct and indirect, and NIKE's shares outstanding; the risk of foreclosure given the nature of the associated transaction; protections against the appearance of insider trading, including prohibitions on sales during black-out windows; and the ability to timely report sales on Form 4.

Change-in-Control Provisions

Under the terms of stock option and restricted stock awards granted before fiscal 2011, any unvested awards would vest upon certain transactions that would result in a change in control, such as shareholder approval of a liquidation, a sale, lease, exchange or transfer of substantially all of the assets of the Company, or a consolidation, merger, plan of exchange, or transaction in which the Company is not the surviving corporation. These transactions are described in “Potential Payments Upon Termination or Change-in-Control.” This vesting feature, re-approved by shareholders in 2005, was in place because we believed that utilizing a single event to vest awards provided a simple and certain approach for treatment of equity awards in a transaction that would likely result in the elimination or de-listing of our stock. This provision recognized that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treated all employees the same regardless of their employment status after the transaction. In addition, it provided our employee option holders with the same opportunities as our other shareholders, who are free to realize the value created at the time of the transaction by selling their equity.
In June 2010, the Committee approved a revision to our change-in-control vesting provision under which future stock option, restricted stock, and restricted stock unit awards are subject to accelerated vesting only when two events (a “double trigger”) occur. Beginning with grants made in July 2010, vesting of grants is generally accelerated only if there is a change in control of the Company and either the acquiring entity fails to assume the awards or the employee's employment is terminated by the acquirer without cause or by the employee for good reason within two years following a change in control. This double trigger was adopted to encourage executive retention through a period of uncertainty and a subsequent integration with an acquirer. The Committee believes that this approach will enhance shareholder value in the context of an acquisition, and align executives with the interests of investors.

Clawback Policy

In June 2010, the Committee and Board of Directors approved a policy for recoupment of incentive compensation (the “clawback policy”). The Board of Directors adopted the clawback policy to prevent executives involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in that conduct. The clawback policy generally requires an executive officer who is involved in wrongful conduct that results in a restatement of the Company's financial statements to repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. Incentive compensation includes the annual PSP award, LTIP payout, profit sharing contributions to the Deferred Compensation Plan, and excess proceeds from sales of stock acquired under stock option, restricted stock and restricted stock unit awards that occurred prior to the restatement.

Risk Assessment

At the Committee's request, in fiscal 2013 management prepared and discussed with the Committee an assessment of potential risk associated with the Company's compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company. This included an assessment of risks associated with each element of employee compensation. The assessment considered certain design features of the compensation programs that reduce the likelihood of excessive risk taking, such as reasonable performance targets, capped payouts of incentive compensation, a balance of short- and long-term incentives, a balance of cash and equity incentives, vesting of awards over time, and the potential for clawback of incentive compensation. In addition, for equity compensation the Committee and the Board have restricted both the future eligibility for accelerated vesting of stock options upon termination of employment and the accelerated vesting of all equity awards upon change in control (as described above).

NIKE, INC.•2013 Notice of Annual Meeting 22

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the principal financial officer). The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. We consider the impact of this exclusion when developing and implementing our executive compensation programs. Annual awards under our Executive Performance Sharing Plan, long-term incentive awards under our Long-Term Incentive Plan and stock options under our 1990 Stock Incentive Plan generally are designed to meet the requirements under the exclusion. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive awards, performance awards and grants of restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility. In fiscal 2013 a portion of the compensation paid to Messrs. Parker, Denson, Sprunk, and Edwards was not deductible.

NIKE, INC. Ÿ 2013 Notice of Annual Meeting    23

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

•	Timothy D. Cook, Chairman

•	Elizabeth J. Comstock

•	John C. Lechleiter

•	Johnathan A. Rodgers

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth compensation for fiscal 2011-2013 paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2013. These individuals are referred to throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Mark G. Parker	2013	1,609,615	3,500,087	4,199,250	5,522,466	594,190	15,425,608
President and Chief	2012	1,550,000	23,500,076	3,648,150	6,205,960	308,492	35,212,678
Executive Officer	2011	1,535,557	3,500,065	2,916,095	2,735,569	343,395	11,030,681
Donald W. Blair	2013	882,692	3,625,093	1,527,000	1,584,715	138,932	7,758,432
Executive Vice President	2012	850,000	550,017	1,105,500	1,725,832	117,676	4,349,025
& Chief Financial Officer	2011	842,308	500,029	883,665	889,207	140,669	3,255,878
Charles D. Denson (6)	2013	1,370,769	5,000,071	3,054,000	4,111,027	246,597	13,782,464
President, NIKE Brand	2012	1,320,000	2,050,045	2,653,200	4,628,141	219,905	10,871,291
	2011	1,308,462	2,000,047	2,120,796	2,071,975	248,764	7,750,044
Eric D. Sprunk	2013	961,346	5,625,103	1,527,000	1,660,430	170,055	9,943,934
Executive Vice President,	2012	878,269	600,085	1,105,500	1,749,972	114,438	4,448,264
Merchandising & Product	2011	842,308	500,029	883,665	889,207	133,186	3,248,395
Trevor A. Edwards	2013	961,346	5,625,103	1,527,000	1,660,430	169,552	9,943,431
Executive Vice President,	2012	878,269	600,085	1,105,500	1,749,972	109,316	4,443,142
Global Brand & Category Management	2011	842,308	500,029	883,665	889,207	126,570	3,241,779

(1)	Reflects 27 pay periods during fiscal 2013.

(2)
Represents the grant date fair value of restricted stock and restricted stock unit awards granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Stock on the grant date.

(3)
Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2013.

NIKE, INC.•2013 Notice of Annual Meeting 25

EXECUTIVE COMPENSATION

(4)	Non-Equity Incentive Plan Compensation consists of the following:

Name	Fiscal Year	Annual Incentive Compensation ($)	Long-Term Incentive Compensation ($)	Total ($)
Mark G. Parker	2013	2,582,466	2,940,000	5,522,466
	2012	2,205,960	4,000,000	6,205,960
	2011	2,735,569	—	2,735,569
Donald W. Blair	2013	849,715	735,000	1,584,715
	2012	725,832	1,000,000	1,725,832
	2011	889,207	—	889,207
Charles D. Denson	2013	1,906,027	2,205,000	4,111,027
	2012	1,628,141	3,000,000	4,628,141
	2011	2,071,975	—	2,071,975
Eric D.Sprunk	2013	925,430	735,000	1,660,430
	2012	749,972	1,000,000	1,749,972
	2011	889,207	—	889,207
Trevor A. Edwards	2013	925,430	735,000	1,660,430
	2012	749,972	1,000,000	1,749,972
	2011	889,207	—	889,207
Amounts shown in the Annual Incentive Compensation column were earned for performance in the applicable fiscal year under our Executive Performance Sharing Plan. Amounts shown in the Long-Term Incentive Compensation column were earned for performance during the three -year period ending with the applicable fiscal year under our Long-Term Incentive Plan.

(5)
For each of the Named Executive Officers, this includes profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2013 in the amount of $10,051 and matching contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2013 in the amount of $12,500 for Messrs. Parker, Blair, Denson and Sprunk and $12,269 for Mr. Edwards. Also includes profit-sharing contributions by us to the Deferred Compensation Plan for fiscal 2013 in the following amounts: $143,346 for Mr. Parker; $54,616 for Mr. Blair; $110,514 for Mr. Denson; and $58,749 for Messrs. Sprunk and Edwards. Includes dividends paid on restricted stock and dividend equivalents credited (but not paid) on unvested restricted stock units in the following amounts: $425,793 for Mr. Parker, $61,765 for Mr. Blair, $113,532 for Mr. Denson, $88,755 for Mr. Sprunk, and $88,183 for Mr. Edwards.

(6)	Mr. Denson resigned as President, NIKE Brand effective July 1, 2013.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in Fiscal 2013
The following table contains information concerning the long-term incentive bonus opportunities, annual incentive bonus opportunities, restricted stock and restricted stock unit awards and stock options granted to the Named Executive Officers in fiscal 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Shares Underlying Options (5)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (6)
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Mark	6/20/2012	1,207,211 (1)	2,414,423 (1)	3,621,634 (1)
G. Parker	6/20/2012	1,750,000 (2)	3,500,000 (2)	7,000,000 (2)
	7/20/2012				75,206			3,500,087
	7/20/2012					330,000	46.54	4,199,250
Donald	6/20/2012	397,211 (1)	794,423 (1)	1,191,634 (1)
W. Blair	6/20/2012	250,000 (2)	500,000 (2)	1,000,000 (2)
	7/20/2012				13,430			625,032
	7/20/2012					120,000	46.54	1,527,000
	7/20/2012				64,462 (4)			3,000,061
Charles	6/20/2012	891,000 (1)	1,782,000 (1)	2,673,000 (1)
D. Denson	6/20/2012	750,000 (2)	1,500,000 (2)	3,000,000 (2)
	7/20/2012				107,436			5,000,071
	7/20/2012					240,000	46.54	3,054,000
Eric	6/20/2012	432,606 (1)	865,211 (1)	1,297,817 (1)
D. Sprunk	6/20/2012	250,000 (2)	500,000 (2)	1,000,000 (2)
	7/20/2012				13,430			625,032
	7/20/2012					120,000	46.54	1,527,000
	7/20/2012				107,436 (4)			5,000,071
Trevor	6/20/2012	432,606 (1)	865,211 (1)	1,297,817 (1)
A. Edwards	6/20/2012	250,000 (2)	500,000 (2)	1,000,000 (2)
	7/20/2012				13,430			625,032
	7/20/2012					120,000	46.54	1,527,000
	7/20/2012				107,436 (4)			5,000,071

(1)
These amounts represent the potential bonuses payable for performance during fiscal 2013 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2013 based on a percentage of the executive’s base salary paid during fiscal 2013 as follows: Mr. Parker, 150%; Mr. Blair, 90%; Mr. Denson, 130%; Mr. Sprunk, 90%; and Mr. Edwards, 90%. The Committee also established a series of performance targets based on our income before income taxes (“PTI”) for fiscal 2013 (excluding the effect of acquisitions, divestitures and accounting changes) corresponding to award payouts ranging from 50% to 150% of the target awards. The PTI for fiscal 2013 required to earn the target award payout was $3,282 million. The PTI for fiscal 2013 required to earn the 150% maximum payout was $3,545 million. The PTI for fiscal 2013 required to earn the 50% threshold payout was $3,019 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Actual award payouts earned in fiscal 2013 and paid in fiscal 2014 are shown in footnote 3 to the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
These amounts represent the potential long-term incentive awards payable for performance during the three-year period consisting of fiscal 2013-2015 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (excluding the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 200% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. For cumulative revenues over the performance period, the target payout requires revenues of $81,801 million, the 50% threshold payout requires revenues of $78,733 million, and the 200% maximum payout requires revenues of $88,176 million. For cumulative EPS over the performance period, the target payout requires EPS of $9.24, the 50% threshold payout requires EPS of $8.575, and the 200% maximum payout requires EPS of $10.67. Under the terms of the awards, on the first payroll period ending in August 2015 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

(3)
All amounts reported in this column represent grants of restricted stock or restricted stock units under our 1990 Stock Incentive Plan. Restricted stock generally vests in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Class B Stock.

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EXECUTIVE COMPENSATION

(4)
These restricted stock unit awards are scheduled to vest in full on the third anniversary of the grant date for Mr. Blair and on the fifth anniversary of the grant date for Messrs. Sprunk and Edwards. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Dividend equivalents accumulate and are only paid upon full vesting.

(5)
All amounts reported in this column represent options granted under our 1990 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(6)
For stock awards, represents the value of restricted shares or restricted stock units granted based on the closing market price of our Class B Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $12.725 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. The assumptions made in determining option values are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2013.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at May 31, 2013
The following table sets forth information concerning outstanding stock options and unvested restricted stock held by the Named Executive Officers at May 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)

Mark G. Parker	240,000	—		18.3000	7/16/2014
	280,000	—		21.9000	7/15/2015
	500,000	—		21.0700	2/16/2016
	270,000	—		29.2600	7/20/2017
	270,000	—		29.1000	7/18/2018
	225,000	75,000	(2)	26.2200	7/17/2019
	165,000	165,000	(3)	34.4800	7/16/2020
	82,500	247,500	(4)	45.8500	7/15/2021
	—	330,000	(5)	46.5400	7/20/2022	539,296 (6)	33,252,991
Donald W. Blair	33,000	—		18.3000	7/16/2014
	132,000	—		21.9000	7/15/2015
	132,000	—		19.6900	7/14/2016
	100,000	—		29.2600	7/20/2017
	100,000	—		29.1000	7/18/2018
	75,000	25,000	(2)	26.2200	7/17/2019
	50,000	50,000	(3)	34.4800	7/16/2020
	25,000	75,000	(4)	45.8500	7/15/2021
	—	120,000	(5)	46.5400	7/20/2022	90,722 (7)	5,593,919
Charles D. Denson	280,000	—		18.3000	7/16/2014
	280,000	—		21.9000	7/15/2015
	400,000	—		21.0700	2/16/2016
	220,000	—		29.2600	7/20/2017
	220,000	—		29.1000	7/18/2018
	180,000	60,000	(2)	26.2200	7/17/2019
	120,000	120,000	(3)	34.4800	7/16/2020
	60,000	180,000	(4)	45.8500	7/15/2021
	—	240,000	(5)	46.5400	7/20/2022	156,578 (8)	9,654,599
Eric D. Sprunk	132,000	—		21.9000	7/15/2015
	72,000	—		19.6900	7/14/2016
	66,000	—		29.2600	7/20/2017
	100,000	—		29.1000	7/18/2018
	75,000	25,000	(2)	26.2200	7/17/2019
	50,000	50,000	(3)	34.4800	7/16/2020
	25,000	75,000	(4)	45.8500	7/15/2021
	—	120,000	(5)	46.5400	7/20/2022	134,424 (9)	8,288,584

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EXECUTIVE COMPENSATION

Trevor A. Edwards	132,000	—		18.3000	7/16/2014
	132,000	—		21.9000	7/15/2015
	132,000	—		19.6900	7/14/2016
	100,000	—		29.2600	7/20/2017
	100,000	—		29.1000	7/18/2018
	75,000	25,000	(2)	26.2200	7/17/2019
	50,000	50,000	(3)	34.4800	7/16/2020
	25,000	75,000	(4)	45.8500	7/15/2021
	—	120,000	(5)	46.5400	7/20/2022	134,424 (10)	8,288,584

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

(2)	100% of these shares vested on July 17, 2013.

(3)	50% of these shares vested on July 16, 2013 and 50% will vest on July 16, 2014.

(4)	33.3% of these shares vested on July 15, 2013, 33.3% will vest on July 15, 2014 and 33.3% will vest on July 15, 2015.

(5)	25% of these shares vested on July 20, 2013, 25% will vest on July 20, 2014 25% will vest on July 20, 2015, and 25% will vest on July 20, 2016.

(6)
25,069 of these shares vested on July 20, 2013, 25,069 of these shares will vest on July 20, 2014 and 25,068 of these shares will vest on July 20, 2015. 25,445 of these shares vested on July 15, 2013 and 25,445 of these shares will vest on July 15, 2014. 33,836 of these shares vested on July 16, 2013. 379,364 of these shares will vest on May 18, 2017.

(7)
4,477 of these shares vested on July 20, 2013, 4,477 of these shares will vest on July 20, 2014 and 4,476 of these shares will vest on July 20, 2015. 3,998 of these shares vested on July 15, 2013 and 3,998 of these shares will vest on July 15, 2014. 4,834 of these shares vested on July 16, 2013. 64,462 of these shares will vest on July 20, 2015.

(8)
35,812 of these shares vested on July 20, 2013, 35,812 of these shares will vest on July 20, 2014 and 35,812 of these shares will vest on July 20, 2015. 14,904 of these shares vested on July 15, 2013 and 14,904 of these shares will vest on July 15, 2014. 19,334 of these shares vested on July 16, 2013.

(9)
4,477 of these shares vested on July 20, 2013, 4,477 of these shares will vest on July 20, 2014 and 4,476 of these shares will vest on July 20, 2015. 4,362 of these shares vested on July 15, 2013 and 4,362 of these shares will vest on July 15, 2014.4,834 of these shares vested on July 16, 2013. 107,436 of these shares will vest on July 20, 2017.

(10)
4,477 of these shares vested on July 20, 2013, 4,477 of these shares will vest on July 20, 2014 and 4,476 of these shares will vest on July 20, 2015. 4,362 of these shares vested on July 15, 2013 and 4,362 of these shares will vest on July 15, 2014. 4,834 of these shares vested on July 16, 2013. 107,436 of these shares will vest on July 20, 2017.

Option Exercises and Stock Vested During Fiscal 2013
The following table provides information concerning stock option exercises and vesting of restricted stock during fiscal 2013 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Parker	40,000	1,628,425	103,776	4,855,077
Donald W. Blair	121,000	5,160,980	27,904	1,302,055
Charles D. Denson	50,000	1,913,006	59,666	2,791,501
Eric D. Sprunk	—	—	31,446	1,466,969
Trevor A. Edwards	132,000	6,016,309	28,268	1,319,160

Equity Compensation Plans
The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2013

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders (1)	69,238,718	$34.72	47,887,736
Equity compensation plans not approved by shareholders (2)	—	—	657,119
Total	69,238,718	$34.72	48,544,855

(1)
Includes 69,238,718 shares subject to awards of options, restricted stock units and stock appreciation rights outstanding under the 1990 Stock Incentive Plan. Includes 45,384,990 shares available for future issuance under the 1990 Stock Incentive Plan, and 2,502,746 shares available for future issuance under the Employee Stock Purchase Plan.

(2)
Includes 657,119 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.

(3)	These weighted-average exercise prices do not reflect the shares that will be issued upon the payment of outstanding awards of restricted stock units.
Non-Qualified Deferred Compensation in Fiscal 2013

Name	Plan Name	Executive Contributions in Fiscal 2013 (1)	NIKE Contributions in Fiscal 2013 (1)	Aggregate Earnings in Fiscal 2013	Aggregate Withdrawals/ Distributions in Fiscal 2013	Aggregate Balance at 5/31/2013 (1)
Mark G. Parker	DCP	$1,243,596	$154,004	$103,808	—	$7,773,635
Donald W. Blair	DCP	1,299,582	56,951	1,538,741	—	8,170,394
Charles D. Denson	DCP	4,557,775	119,945	2,668,372	—	28,465,813
Eric D. Sprunk	DCP	500,000	58,028	779,367	—	4,380,631
Trevor A. Edwards	DCP	1,356,681	58,028	1,297,318	—	8,517,509

(1)
All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2013 based on fiscal 2012 results; these amounts are also included in amounts reported for fiscal 2012 in the All Other Compensation column of the Summary Compensation Table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Parker, $7,116,215; Mr. Blair, $5,949,511; Mr. Denson, $23,634,461; Mr. Sprunk, $896,557; and Mr. Edwards, $3,587,696.

Non-Qualified Deferred Compensation Plans

The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus and long-term incentive payments.
Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($250,000 for fiscal 2013) are made as NIKE contributions under the DCP.
Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 16 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2013 ranging from -0.79% to 34.85%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.
Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). A participant may elect for distribution to be made in a lump sum at the beginning of a predetermined year while the participant is still employed or in service (but no sooner than the fourth year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in annual installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw

NIKE, INC.•2013 Notice of Annual Meeting 31

EXECUTIVE COMPENSATION

amounts from his or her account balance that were vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Compensation — Acceleration of Equity Awards
Under the terms of stock option granted before fiscal 2011, we have agreed to accelerate the vesting of unvested awards held by the Named Executive Officers upon the approval by our shareholders of an “approved transaction.” This acceleration of vesting will occur whether or not their employment is terminated. In our agreements, “approved transaction” is generally defined to include an acquisition of NIKE through a merger, consolidation or plan of exchange, a sale of all or substantially all of our assets, or the adoption of a plan for our liquidation or dissolution.
Beginning with grants in fiscal 2011, we have agreed to accelerate the vesting of restricted stock, restricted stock units (RSUs) and stock options and to extend the standard period for exercising options following termination of employment from three months to four years, but not beyond each option’s original 10-year term, when two events (a “double trigger”) occur: there is a “change in control” and the Named Executive Officer’s employment is terminated by us without “cause” or by the Named Executive Officer for “good reason,” in each case on or before the second anniversary of the change in control. A double trigger with respect to vesting of stock options and RSUs will also occur if we are acquired and the acquiring company does not assume the outstanding options or RSUs. In our agreements, “change in control” is generally defined to include:

•
the acquisition by any person of 50% or more of our outstanding Class A Stock or, if the Class A Stock no longer elects a majority of directors, the acquisition by any person of 30% or more of our total outstanding Common Stock,

•
the nomination (and subsequent election) in a two-year period of a majority of our directors by persons other than the incumbent directors, and a sale of all or substantially all of our assets, or an acquisition of NIKE through a merger, consolidation or share exchange.

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, and a home office relocation of over 50 miles.

The following table shows the estimated benefits that would have been received by the Named Executive Officers if a double trigger including an approved transaction had occurred on May 31, 2013.

Name	Stock Award Acceleration (1)	Stock Option Acceleration (2)	Total
Mark G. Parker	$33,252,991	$18,638,677	$51,891,668
Donald W. Blair	5,593,919	6,112,622	11,706,541
Charles D. Denson	9,654,599	13,748,711	23,403,310
Eric D. Sprunk	8,288,584	6,112,622	14,401,206
Trevor A. Edwards	8,288,584	6,112,622	14,401,206

(1)
Information regarding unvested restricted stock and restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon the occurrence of a double trigger. The amounts in the table above represent the number of unvested restricted shares multiplied by a stock price of $61.66 per share, which was the closing price of our Class B Stock on May 31, 2013.

(2)
Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The stock option agreements granted before fiscal 2011 provide that upon the approval by our shareholders of an approved transaction all outstanding unexercisable options will immediately become exercisable and all unexercised options will remain exercisable during the remainder of the term of the options, except that the Compensation Committee may provide a 30-day period prior to the change of control during which the optionees may exercise the options without any limitation on exercisability. At the end of the 30-day period, the options would terminate. Amounts in the table above with respect to options granted before fiscal 2011 represent the aggregate value as of May 31, 2013 of each Named Executive Officer’s outstanding unexercisable pre-2011 options based on the positive spread between the exercise price of each such option and a stock price of $61.66 per share, which was the closing price of our Class B Stock on May 31, 2013. The stock option agreements granted in and after fiscal 2011 provide that upon the occurrence of a double trigger all unexercisable options will immediately become fully exercisable and the standard three-month period for exercising options following termination of employment will be extended to four years, but not beyond each option’s original 10-year term. Amounts in the table above with respect to options granted in or after fiscal 2011 represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable post-2010 options, the aggregate value as of May 31, 2013 of those options assuming a four-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable post-2010 options,

EXECUTIVE COMPENSATION

the increase in value of those options resulting from the extension of the post-termination exercise period from three months to four years, if applicable, with the option values for three-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation. If an approved transaction but not a double trigger had occurred on May 31, 2013, then the amounts in the table above would be only $2,658,000 for Mr. Parker; $2,126,400 for Mr. Denson; and $886,000 for each of Messrs. Blair, Sprunk, and Edwards.
Benefits Triggered on Certain Employment Terminations
Stock Option Acceleration and Extension
As of May 31, 2013, each Named Executive Officer held options to purchase Class B Stock as listed in the Outstanding Equity Awards table above. Under the terms of the stock options granted to each Named Executive Officer before fiscal 2011, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term. Under the terms of the stock options granted to each Named Executive Officer in and after fiscal 2011, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to four years, but not beyond each option’s original 10-year term. If death or disability of a Named Executive Officer had occurred on May 31, 2013, the sum of (i) for outstanding unexercisable options that would have become exercisable, the aggregate value as of May 31, 2013 of those options assuming a 12-month term, in the case of options granted before fiscal 2011, and a four-year remaining term, in the case of options granted in or after fiscal 2011, and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options, the increase in value, if any, of those options resulting from the extension of the post-termination exercise period from three months to 12 months, in the case of options granted before fiscal 2011, and from three months to four years, in the case of options granted in or after fiscal 2011, with the option values as of May 31, 2013 for three-month, 12-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, is $18,642,106 for Mr. Parker, $13,751,205 for Mr. Denson, and $6,113,765 for Messrs. Blair, Sprunk, and Edwards.

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EXECUTIVE COMPENSATION

Under the terms of the stock options granted to Named Executive Officers before fiscal 2011, if termination of the officer’s employment occurs when the officer’s retirement point total is at least 55 and the officer has been employed by us for at least five years, then a portion of the unexercisable options will become exercisable for a maximum remaining term of three months as follows:

Retirement Point Total	Percent of Unexercisable Option That Becomes Exercisable
55 or 56	20%
57	40%
58	60%
59	80%
60	100%

An officer’s “retirement point total” means the sum of the officer’s age plus the number of years that the officer has been employed by us. As of May 31, 2013, the retirement point total for each of the Named Executive Officers was over 60, and these officers are therefore eligible to have all unexercisable pre-2011 options become fully exercisable on any termination of employment. The aggregate value as of May 31, 2013 of pre-2011 options held by each of the Named Executive Officers that would have become exercisable if termination of employment (other than due to death or disability) had occurred on that date based on the positive spread between the exercise price of each option and a stock price of $61.66 per share, which was the closing price of our Class B Stock on May 31, 2013, is $2,658,000 for Mr. Parker; $2,126,400 for Mr. Denson; and $886,000 for Messrs. Blair, Sprunk and Edwards.
Under the terms of the stock options granted to Named Executive Officers in or after fiscal 2011, the treatment of stock options on retirement is modified. Under these agreements, vesting of options that have been outstanding for at least one year will be accelerated if the holder retires after reaching age 60 with at least 5 years of service, and vesting of options that have been outstanding for at least one year will continue notwithstanding termination of employment if the holder retires after reaching age 55 with at least 5 years of service. In addition, for any holder who retires after reaching age 55 with at least 5 years of service, the standard three-month period for exercising these options following termination of employment will be extended to four years, but not beyond the option’s original 10-year term. If termination of employment of a Named Executive Officer (other than due to death or disability) had occurred on May 31, 2013, the sum of (i) for outstanding unexercisable post-2010 options that would have become exercisable, the aggregate value as of May 31, 2013 of those options assuming a four-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable post-2010 options, the increase in value, if any, of those options resulting from the extension of the post-termination exercise period from three months to four years, with the option values as of May 31, 2013 for three-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, is $9,646,523 for Mr. Parker, $7,015,653 for Mr. Denson, and $2,923,189 for Mr. Blair. The value for Messrs. Sprunk and Edwards is zero because neither has reached age 55.
Stock Award Acceleration
As of May 31, 2013, each Named Executive Officer held unvested restricted stock and restricted stock units as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares and restricted stock units will immediately vest upon the death or disability of the officer. The value of the unvested restricted shares and restricted stock units held by each Named Executive Officer as of May 31, 2013 that would have become vested if death or disability had occurred on that date is as set forth in the “ Stock Award Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.
Payments Under Noncompetition Agreements
We have an agreement with each of Mr. Parker and Mr. Denson that contains a covenant not to compete that extends for two years following the termination of the officer’s employment with us. Each agreement provides that if the officer’s employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Performance Sharing Plan bonus (“Annual NIKE Income”). Each agreement provides further that if the officer voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual NIKE Income. However, commencement of the above-described monthly payments will be delayed until after the six-month period following the officer’s separation from service, and all payments that the officer would otherwise have received during that period will be paid in a lump sum promptly following the end of the period, together with interest at the prime rate. If employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if employment is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If the employment of these officers had been terminated by us on May 31, 2013 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $335,336 per month and Mr. Denson $262,731 per month for the 24-month period ending May 31, 2015. If these officers had voluntarily resigned on May 31, 2013 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $167,668 per month and Mr. Denson $131,365 per month for the 24-month period ending May 31, 2015. Mr. Denson resigned as President, NIKE Brand, effective July 1, 2013 but remains employed by us. He will be eligible to receive the payments described above upon his retirement in January 2014.
We have noncompetition agreements with Messrs. Blair, Sprunk and Edwards on the same terms, except that the noncompetition period is one year instead of two years, the six-month delay for commencement of payments does not apply and we may unilaterally waive the covenant in all cases including termination without cause. In addition, for Messrs. Blair, Sprunk and Edwards, the monthly payments are one-twelfth or one-twenty-fourth of their current annual salaries, instead of their Annual NIKE Income. If the employment of these officers had been terminated by us on May 31, 2013 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $73,558 per month, and Messrs. Sprunk and Edwards $80,112 per month for the 12-month period ending May 31, 2014. If these officers had voluntarily resigned on May 31, 2013 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $36,779 per month, and Messrs. Sprunk and Edwards $40,056 per month for the 12-month period ending May 31, 2014.

PROPOSAL 2 AND PROPOSAL 3

Proposal 2	Shareholder Advisory Vote to Approve Executive Compensation

We are submitting to shareholders our annual "say-on-pay proposal," an advisory vote to approve the compensation of our Named Executive Officers as described in this proxy statement
At the Company’s 2012 annual meeting of shareholders, 92% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation.
As discussed in the Compensation Discussion and Analysis, our compensation philosophy is designed to attract and retain highly-talented individuals, provide rewards for strong business results and individual performance, and motivate executives to maximize long-term shareholder returns. The program is competitive in the marketplace, highly incentive-based to align interests of executives with those of shareholders, and balanced across incentives to appropriately mitigate risk.
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee has continued to employ the strong governance practices described in “Executive Compensation Governance Practices” on page 13, including:

•	basing a majority of total compensation on performance and retention incentives;

•	setting annual and long-term incentive targets based on clearly disclosed, objective performance measures;

•	mitigating undue risk associated with compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy; and

•	requiring executive officers and non-employee directors to hold NIKE stock through published stock ownership guidelines.
Because your vote is advisory, it will not be binding on the Board. However, the Board values shareholder opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR approval of the compensation paid to the Named Executive Officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables). Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If a quorum is present at the Annual Meeting, Proposal 2 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voting against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as voting either for or against and therefore have no effect on the results of the vote.

Proposal 3	Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2014 and to render other professional services as required.
The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification. If the appointment is not ratified by our shareholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.
Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services incurred in the most recent two fiscal years, were as follows:

Type of Service	2013		2012
Audit Fees (1)	$12.2	million	$9.1	million
Audit-Related Fees (2)	$0.2	million	$0.1	million
Tax Fees (3)	$2.5	million	$2.3	million
All Other Fees (4)	$0.3	million	$—	million
Total	$15.2	million	$11.5	million

(1)
Comprised of the audits of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services and consents to SEC filings. For fiscal 2013, also includes audit services related to the divestiture of Cole Haan and Umbro.

(2)	Comprised of employee benefit plan audits and consultations regarding financial accounting and reporting.

NIKE, INC. Ÿ 2013 Notice of Annual Meeting    35

(3)
Tax fees are comprised of services for tax compliance, tax planning, and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $1.8 million and $1.7 million of the tax fees for fiscal 2013 and 2012, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprised of other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2013 and fiscal 2012, all such services were approved in advance.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2013.

Report of the Audit Committee

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•
Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T pursuant to Item 407(d)(3)(i)(B) of Regulation S-K of the Securities Exchange Act of 1934, as amended, regarding “Communications with Audit Committees.”

•
Received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

•
Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

•	Alan B. Graf, Jr., Chairman

•	John G. Connors

•	Orin C. Smith

NIKE, INC. Ÿ 2013 Notice of Annual Meeting    36

Proposal 4	Shareholder Proposal Regarding Political Contributions Disclosure

The North Carolina Department of State Treasurer, on behalf of the North Carolina Retirement Systems, 2325 North Salisbury Street, Raleigh, North Carolina 27603, a holder of 587,813 shares of Class B Stock, submitted the following resolution (the “Proposal”), for the reasons stated. The Board of Directors (the "Board") recommends a vote AGAINST the Proposal and asks shareholders to read through NIKE’s response which follows the shareholder proposal.
RESOLVED: Shareholders request that NIKE, Inc. (“Company”) provide a report, updated semiannually, that discloses NIKE’s:

1.
Policies and procedures for making, with corporate funds or assets, direct or indirect contributions and expenditures to: (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of person(s) at NIKE responsible for decision-making.
The report shall be presented to the Board (or relevant Board committee) and posted on NIKE’s website.

Supporting Statement

As long-term shareholders, we support transparency and accountability in corporate spending on political activities. Disclosure is in the best interest of shareholders, and is critical for NIKE's compliance with federal ethics laws. Gaps in transparency and accountability expose NIKE to reputational and business risks that could threaten shareholder value.

NIKE has a policy statement regarding political contributions; however, we believe this policy has the following significant gaps:

•	It requires senior-executive approval of contributions only when amounts aggregate more than $100,000 annually to an entity. This threshold is too high to ensure meaningful stewardship.

•	Its description of what NIKE will disclose is confusing and includes a $100,000 threshold for reporting, which is far too high to ensure adequate transparency.

•	It does not address payments to any third-party group, including trade associations and 501(c)(4) organizations.

•
NIKE pledged in 2011 to make disclosures annually, but a 2013 disclosure (the first to be released, covering 2012) reports on a single state: Oregon. It appears that NIKE's criteria for reporting (“...direct political cash contributions in any U.S. state where more than 50% of NIKE's total annual contributions were made...”), ensures that there will never be more than one state reported on, and in some cases there may not be any.

NIKE contributed at least $1.1 million in corporate funds since the 2002 election cycle (CQ: www.politicalmoneyline.com and National Institute on Money in State Politics: www.followthemoney.org).

However, publicly available data does not provide a complete picture of NIKE's political spending. For example, NIKE's payments to trade associations used for political activities are entirely undisclosed and unknown.

This common-sense governance proposal asks NIKE to disclose all of its political spending, including payments to trade associations and other tax exempt organizations that are used for political purposes. This would bring NIKE in line with a growing number of leading companies - including Exelon, Merck, and Microsoft - that are transparent about their political activity and disclose this information on their websites.

NIKE's Board and its shareholders need comprehensive disclosure in order to fully evaluate the political use of corporate assets.

Therefore, we urge your support FOR this critical governance reform.

The Company’s Statement in Opposition to Proposal 4

The Board of Directors opposes this shareholder proposal because (1) our current policies and disclosures already address many of the items requested by the proposal, (2) the Board's judgment that more disclosure than we already make would not be in the best interests of shareholders, and (3) last year the same proponent submitted a virtually identical proposal, which was rejected by approximately 78% of shares voting at the meeting.

We agree with our shareholders.

NIKE, INC. Ÿ 2013 Notice of Annual Meeting    37

OTHER INFORMATION

NIKE has strong governance practices and accountability in corporate spending on political activities, and we have a level of transparency that we believe allows shareholders to have the information they need to make informed decisions. The Proposal is unnecessary to achieve these objectives, and the proponent offers no new compelling evidence or arguments in support of the proposal.

NIKE has a Political Contributions Policy (the “Policy”), which is designed to give shareholders confidence there is proper oversight of political activity, and to allow them to assess any risks associated with significant contributions. All of our political contributions and expenditures are made in accordance with the Policy, and our objective is to strictly comply with all public reporting laws. Our Policy ensures that political contributions, trade group memberships, and policy statements are made in a manner consistent with NIKE's core values to protect or enhance shareholder value, without regard to the private political preferences of our corporate officers. Our Policy describes the policies and procedures for making corporate political contributions, how they are approved, who must approve them, and how they are reported to the Board's independent Nominating and Corporate Governance Committee. We disclose our Policy on our website at http://investors.nikeinc.com/Investors/Corporate-Governance/Political-Contributions/default.aspx.

Consistent with our Policy, we also annually disclose on our website all direct political contributions to any candidate, political party, or ballot initiative in any year that exceeds $100,000, and all political contributions in any U.S. state where we make more than 50% of our political contributions in any year. We believe these disclosures provide shareholders meaningful information to assess any risks posed by significant political contributions. Our disclosures are simple, accurate, and clear.

Our Policy also requires that management annually report to the Board's independent Nominating and Corporate Governance Committee on compliance with our Policy, and to review the strategic priorities for political contributions and trade association affiliations, to ensure they align with the long-term business objectives of the Company.

The expanded disclosure requested in this proposal could place NIKE at a competitive disadvantage by revealing strategies and priorities designed to protect the economic future of NIKE, its employees, and shareholders. Because parties with interests adverse to NIKE also participate in the political process to their business advantage, any unilateral expanded disclosure could benefit them, while harming the interests of NIKE and its shareholders.

In summary, the Board of Directors believes the proposal is unnecessary, because NIKE already complies with a comprehensive policy for oversight and disclosure of political contributions. The proposal would create unnecessary administrative costs, as well as expose NIKE to competitive harm, without commensurate benefit to our shareholders. Our shareholders have understandably rejected this proposal before.

Board Recommendation

The Board of Directors recommends a vote AGAINST the shareholder proposal. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 4. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 4 will be adopted if the votes cast in favor of the Proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote.

Other Matters
As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

Shareholder Proposals

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2014 annual meeting of shareholders must be received by John F. Coburn III, Vice President and Corporate Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before March 31, 2014 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, which for the 2014 annual meeting of shareholders is July 10, 2014, and that notice must meet certain other requirements described in the bylaws.
For the Board of Directors,
John F. Coburn III
Vice President and Corporate Secretary

ANNUAL
MEETING
AND
PROXY STATEMENT
September 19, 2013
Beaverton, Oregon

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 19, 2013.
Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote for FOR Proposals 2 - 3 and a vote AGAINST Proposal 4.

1.	Class A director nominees: To elect a Board of Directors for the ensuing year.									»
		For	Withhold		For	Withhold		For	Withhold
	01 - Elizabeth J. Comstock	☐	☐	02 - John G. Connors	☐	☐	03 - Timothy D. Cook	☐	☐
	04 - Douglas G. Houser	☐	☐	05 - Philip H. Knight	☐	☐	06 - Mark G. Parker	☐	☐
	07 - Johnathan A. Rodgers	☐	☐	08 - Orin C. Smith	☐	☐	09 - John R. Thompson, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve executive compensation by an advisory vote.	☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
4.	To consider a shareholder proposal regarding political contributions disclosure.	☐	☐	☐	5.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
Meeting Information
2013 Annual Meeting of Shareholders
for Shareholders as of July 19, 2013
September 19, 2013
10:00 A.M. PDT
Meeting Location:
Tiger Woods Conference Center
One Bowerman Drive
Beaverton, OR 97005
Meeting Directions:

From I-5 South of Portland:	I-5 North to 217 North. Follow to Hwy 26 West.
From I-5 North of Portland:	I-5 South to I-405 South. Follow to Hwy 26 West.
From I-84 East of Portland:	I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.
Exit Hwy 26 at Murray Blvd, turn left and drive one mile. Turn right on Walker Road, then left on Meadow Drive into the NIKE World Headquarters (WHQ). Check in at the Security bunker located at the top of the entry. The Tiger Woods Conference Center is located directly ahead of the Security bunker. For patron drop off only, continue straight ahead to the main entry. To park, turn left from the Security bunker onto Del Hayes Way and enter parking lots on either side of Del Hayes Way. Follow the covered sidewalk to the main entry of the Tiger Woods Conference Center. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE WHQproperty.

Ç IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ç

NIKE, INC.

CLASS A COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2013 MEETING OF SHAREHOLDERS
SEPTEMBER 19, 2013
The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 19, 2013, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 - 3 AND A VOTE AGAINST PROPOSAL 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 19, 2013.
Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote for FOR Proposals 2 - 3 and a vote AGAINST Proposal 4.

1.	Class B director nominees: To elect a Board of Directors for the ensuing year.									»
		For	Withhold		For	Withhold		For	Withhold
	01 - Alan B. Graf, Jr.	☐	☐	02 - John C. Lechleiter	☐	☐	03 - Phyllis M. Wise	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve executive compensation by an advisory vote.	☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
4.	To consider a shareholder proposal regarding political contributions disclosure.	☐	☐	☐	5.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
Meeting Information
2013 Annual Meeting of Shareholders
for Shareholders as of July 19, 2013
September 19, 2013
10:00 A.M. PDT
Meeting Location:
Tiger Woods Conference Center
One Bowerman Drive
Beaverton, OR 97005
Meeting Directions:

From I-5 South of Portland:	I-5 North to 217 North. Follow to Hwy 26 West.
From I-5 North of Portland:	I-5 South to I-405 South. Follow to Hwy 26 West.
From I-84 East of Portland:	I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.
Exit Hwy 26 at Murray Blvd, turn left and drive one mile. Turn right on Walker Road, then left on Meadow Drive into the NIKE World Headquarters (WHQ). Check in at the Security bunker located at the top of the entry. The Tiger Woods Conference Center is located directly ahead of the Security bunker. For patron drop off only, continue straight ahead to the main entry. To park, turn left from the Security bunker onto Del Hayes Way and enter parking lots on either side of Del Hayes Way. Follow the covered sidewalk to the main entry of the Tiger Woods Conference Center. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE WHQ property.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Ç IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ç

NIKE, INC.

CLASS B COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2013 MEETING OF SHAREHOLDERS
SEPTEMBER 19, 2013
The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 19, 2013, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 - 3 AND A VOTE AGAINST PROPOSAL 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.